Free Writing Prospectus	Filed pursuant to Rule 433 under the Securities Act
(Supplements the Preliminary Prospectus	Registration Statement No. 333-180015
Supplement dated March 12, 2012)

CIT Group Inc.
$1,500,000,000 5.250% Senior Unsecured Notes due 2018

Pricing Term Sheet

March 12, 2012

Issuer:	CIT Group Inc.
Title of Securities:	5.250% Senior Unsecured Notes due 2018
Principal Amount:	$1,500,000,000
Final Maturity Date:	March 15, 2018
Price to Public:	100.00%
Underwriting Discounts and Commissions:	1.00%
Coupon:	5.250%
Yield to Maturity:	5.250%
Benchmark Treasury:	UST 0.875% due February 28, 2017
Benchmark Treasury Price and Yield:	99-29 and 0.894%
Spread to Benchmark Treasury:	+435.6 basis points
Interest Payment Dates:	March 15 and September 15, commencing September 15, 2012
Record Dates:	March 1 and September 1
Optional Redemption:	Make-whole call at T+50 basis points
CUSIP/ISIN Number:	125581 GL6 / US 125581GL68
Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. Morgan Stanley & Co. LLC UBS Securities LLC
Lead Manager:	Credit Agricole Securities (USA) Inc.
Co-Managers:	Blaylock Robert Van, LLC CastleOak Securities, L.P.
Trade Date:	March 12, 2012
Settlement Date:	March 15, 2012 (T+3)

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the

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Issuer or any underwriter will arrange to send you the prospectus if you request it by calling any of the Joint Book-Running Managers at its number below:

Credit Suisse Securities (USA) LLC	(800) 221-1037
Deutsche Bank Securities Inc.	(800) 503-4611
Morgan Stanley & Co. LLC	(866) 718 -1649
UBS Securities LLC	(877) 827-6444, ext. 561 3884

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.

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